Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2010, except with respect to the first and second paragraph of the Discontinued Operations section described in Note 18 to the consolidated financial statements, as to which the date is July 26, 2010, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Teleflex Incorporated’s Current Report on Form 8-K dated July 27, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/  PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
July 30, 2010